Exhibit 99.1

Amedica Enters Debt Exchange Agreement

Agreement to Unlock Additional Working Capital and Allow for Future Debt Refinance

SALT LAKE CITY, April 5, 2016 – Amedica Corporation (Nasdaq:AMDA), a company that develops and commercializes silicon nitride ceramics as a biomaterial platform, is pleased to announce it has entered into a debt exchange agreement with Riverside Merchant Partners, LLC, Hercules Technology III, L.P. and Hercules Capital, Inc. Amedica agreed to exchange $1.0 million of the principal amount outstanding under the term loan held by Riverside for a subordinated convertible promissory note in the principal amount of $1.0 million and a warrant to purchase 100,000 shares of common stock. The subordinated convertible promissory note is convertible into shares of common stock at a fixed conversion price of $1.43 and the exercise price of the warrant is fixed at $1.62 per share. The subordinated convertible promissory note bears interest at a rate of 6% per annum and is due March 3, 2018.

“The favorable terms of this agreement allow Amedica to better position itself to refinance the balance of its outstanding debt,” said Dr. Sonny Bal, Chairman and Chief Executive Officer. “Upon Riverside’s anticipated conversion of the convertible promissory note, the reduction of our total debt level with modest fixed warrant coverage will provide confidence to our investors, while unlocking additional working capital. Restructuring our debt makes sense in light of the several promising near- and intermediate-term milestones for Amedica that will enhance shareholder value.”

Pursuant to the terms and conditions of the exchange agreement, upon mutual agreement of Amedica and Riverside at any time prior to June 1, 2016, or, if certain conditions are met, at Amedica’s option on May 3, 2016, Amedica and Riverside can exchange an additional $2.0 million of the principal amount of the Hercules term loan for an additional subordinated convertible promissory note in the principal amount of $2.0 million with a fixed conversion price of $1.43 and a warrant to purchase an additional 100,000 shares of common stock.

About Amedica Corporation

Amedica is focused on the development and application of interbody implants manufactured with medical-grade silicon nitride ceramic. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty as well as dental applications. The Company’s products are manufactured in its ISO 13485 certified manufacturing facility and through its partnership with Kyocera, one of the world’s largest ceramic manufacturers. Amedica’s spine products are FDA-cleared, CE-marked, and are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing OEM and private label partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include, but are not limited to, the intent, belief or current expectations of Amedica and members of its management team with respect to Amedica’s refinancing of its debt, the expected reduction of Amedica’s debt, the anticipated conversion of the convertible promissory note, the reaction of investors to the transaction, the unlocking of potential working capital and the enhancement of shareholder value. These statements and similar statements are subject to risks and uncertainties such as changes in the market impacting the ability of the Company to refinance its debt and the noteholder to convert the convertible promissory note. Additional factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 24, 2015, and in Amedica’s other filings with the SEC. Amedica disclaims any obligation to update any forward-looking statements.

Contacts:

Mike Houston

VP, Commercialization

801-839-3534

IR@amedica.com

Robert Haag

Managing Director

IRTH Communications

866-976-4784

amda@irthcommunications.com